Exhibit 15.2

Letter from Ernst & Young Hua Ming LLP, Independent Registered Public Accounting Firm

February 18, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated February 18, 2022, of Hollysys Automation Technologies Ltd. and are in agreement with the statements contained in the first to fourth paragraphs with reference to us on Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China